THERMO FIBERTEK INC.

                        Computation of Earnings per Share

                                                    Three Months Ended
                                              ------------------------------
                                              September 28,    September 30,
                                                       1996             1995
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings
      per Share:

    Income:
      Net income                                $ 4,213,000     $ 5,992,000

      Add: Convertible debt interest, net
           of tax                                    79,000          79,000
                                                -----------     -----------
      Income applicable to common stock
        assuming full dilution (a)              $ 4,292,000     $ 6,071,000
                                                -----------     -----------
    Shares:
      Weighted average shares outstanding        61,088,657      60,827,252

      Add: Shares issuable from assumed
           conversion of subordinated
           convertible obligation                 1,888,113       1,888,113

           Shares issuable from assumed
           exercise of options (as determined
           by the application of the treasury
           stock method)                          1,404,451       1,352,676
                                                -----------     -----------

      Weighted average shares outstanding,
        as adjusted (b)                          64,381,221      64,068,041
                                                -----------     -----------
    Fully Diluted Earnings per Share (a) / (b)  $       .07     $       .09
                                                ===========     ===========
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                              THERMO FIBERTEK INC.

                  Computation of Earnings per Share (continued)

                                                     Nine Months Ended
                                               -----------------------------
                                               September 28,   September 30,
                                                        1996            1995
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings
      per Share:

    Income:
      Net income                                 $14,295,000    $14,203,000

      Add: Convertible debt interest, net
           of tax                                    237,000        237,000
                                                 -----------    -----------
      Income applicable to common stock
        assuming full dilution (a)               $14,532,000    $14,440,000
                                                 -----------    -----------

    Shares:
      Weighted average shares outstanding         61,015,230     60,759,465

      Add: Shares issuable from assumed
           conversion of subordinated
           convertible obligation                  1,888,113      1,888,113

           Shares issuable from assumed
           exercise of options (as determined
           by the application of the treasury
           stock method)                           1,494,662      1,352,676
                                                 -----------    -----------

      Weighted average shares outstanding,
        as adjusted (b)                           64,398,005     64,000,254
                                                 -----------    -----------

    Fully Diluted Earnings per Share (a) / (b)   $       .23    $       .23
                                                 ===========    ===========